Exhibit 10.3

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 4th day of March, 2021, by and between SILICON VALLEY BANK (“Bank”) and CUTERA, INC., a Delaware corporation (“Borrower”) whose address is 3240 Bayshore Boulevard, Brisbane, California 94005.

RECITALS

A.    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 9, 2020 (as amended, modified, supplemented or restated, the “Loan Agreement”).

B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.    Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.    Amendments to Loan Agreement.

2.1    Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2(g) is hereby amended by inserting “or any material notices received from or on behalf of the holders of Subordinated Debt or Permitted Convertible Indebtedness” after “holders of Subordinated Debt.”

2.2    Section 7.1 (Dispositions). Section 7.1 is hereby amended to add the following sentence at the end of such Section:

For the avoidance of doubt, the unwinding or termination of a Permitted Bond Hedge Transaction shall not be deemed a Transfer under this Section 7.1.

2.3    Section 7.7 Distribution; Investments. Section 7.7 is hereby amended to add the following sentence at the end of such Section:

For the avoidance of doubt, (1) the term “capital stock” shall not include any Permitted Convertible Indebtedness and clause (a) shall not apply to the redemption, repurchase or conversion of any Permitted Convertible Indebtedness, that is consummated in accordance with Section 7.9(b), and (2) clause (a) shall not apply to the exercise and settlement or the termination of any Permitted Bond Hedge Transaction.

2.4    Section 7.9 (Subordinated Debt). Section 7.9 is hereby deleted in its entirety and replaced with the following:

7.9    Subordinated Debt; Permitted Convertible Indebtedness.

(a)    Subordinated Debt. (i) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (ii) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.

(b)    Permitted Convertible Indebtedness. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund, settlement, conversion, or similar payment with respect to, any Permitted Convertible Indebtedness, except that Borrower may make any required payments of cash or deliveries in shares of common stock of Borrower or any combination thereof (or other securities or property following a merger event, reclassification or other change of the common stock) (and cash in lieu of fractional shares) pursuant to the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase or redemption thereof and/or making payments and deliveries upon conversion thereof) (provided that, for the sake of clarity, “required payments or deliveries” shall not include a redemption of the Permitted Convertible Indebtedness by Borrower at Borrower’s option, so long as both (i) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Indebtedness (excluding any required payment of interest with respect to such Permitted Convertible Indebtedness and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) does not exceed the aggregate principal amount thereof and (ii) such conversion or payment does not require any net payment of cash by Borrower pursuant to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Indebtedness).

2.5    Section 8.6 (Other Agreements). Section 8.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

8.6     Other Agreements. (a) There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business; or (c) the occurrence of any “change in control,” “fundamental change” or similar event under any agreement governing Permitted Convertible Indebtedness;

2.6    Section 13 (Definitions).

(a)    Subsection (c) of the defined term “Permitted Indebtedness” set forth in Section 13.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(c)    (i) Subordinated Debt and (ii) Permitted Convertible Indebtedness;

(b)    A new Subsection (i) is hereby inserted in the defined term “Permitted Investments” set forth in Section 13.1 of the Loan Agreement to read in its entirety as follows, and old Subsections (i) and (j) are renumbered (j) and (k), respectively:

(i)     Investments consisting of the purchase of any Permitted Bond Hedge Transaction solely from the proceeds of the sale of the Permitted Convertible Indebtedness by the Borrower and the performance of its obligations thereunder;

(c)    A new Subsection (m) is hereby inserted in the defined term “Permitted Liens” set forth in Section 13.1 of the Loan Agreement to read in its entirety as follows, and old Subsection (m) is renumbered (n):

(i)    customary Liens on funds in a trustee’s possession and granted in favor of such trustee to secure fees and other amounts owing to such trustee, in its capacity as such, under the Indentures or other similar instruments pursuant to which any Permitted Convertible Indebtedness is issued;

(d)    The following new terms and their definitions are hereby added to Section 13.1 in the appropriate alphabetical order:

Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the common stock (or other securities or property following a merger event, reclassification or other change of the common stock) purchased by Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the common stock or such other securities or property), and cash in lieu of fractional shares of common stock; provided that (a) the purchase price for such Permitted Bond Hedge Transaction does not exceed the net cash proceeds received by Borrower from the sale of the Permitted Convertible Indebtedness in connection with which such Permitted Bond Hedge Transaction was purchased and (b) the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by Borrower in good faith).”

Permitted Convertible Indebtedness” means unsecured Indebtedness of Borrower issued in a single transaction, issued on or prior to March [    ], 2021, in an aggregate principal amount of not more than One Hundred Fifteen Million Dollars ($115,000,000.00) that (a) as of the date of issuance thereof contains terms, conditions, covenants, conversion or exchange rights and offer to repurchase rights, in each case, as are typical and customary for notes of such type (in each case, as determined by Borrower in good faith) and (b) is convertible or exchangeable into shares of common stock of Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower), cash or a combination thereof, and cash in lieu of fractional shares of common stock of Borrower; provided, that (i) such Permitted Convertible Indebtedness shall have a stated final maturity no earlier than one hundred eighty (180) days after the Revolving Line Maturity Date and shall not be subject to any conditions that could result in such stated final maturity occurring on a date earlier than one hundred eighty (180) days after the Revolving Line Maturity Date (it being understood that (x) any conversion of such notes, whether into cash, shares of common stock or any combination thereof (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower), (y) a repurchase of such notes on account of the occurrence of a “fundamental change” or (z) any redemption of such notes at the option of Borrower, in each case, shall not be deemed to constitute a change in the stated final maturity thereof), (ii) such notes shall not be callable prior to the third anniversary of the issuance thereof, (iii) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates or upon the occurrence of one or more events or at the option of any holder thereof prior to the date that is one hundred eighty (180) days after the Revolving Line Maturity Date (except, in each case, upon any conversion of such notes into shares of common stock of Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower), cash or any combination thereof), the occurrence of an event of default or a “fundamental change” or, following Borrower’s election to redeem such notes (to the extent permissible under clause (ii) above), and (iv) no Person that is not a Borrower or Guarantor shall have guarantee or primary obligations with respect to obligations of Borrower thereunder.”

3.    Limitation of Amendments.

3.1    The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.    Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3    The organizational documents of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.    Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission shall be equally effective as delivery of an original executed counterparty.

7.    Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment to Bank of Bank’s legal fees and expenses incurred in connection with this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		CUTERA, INC.

By:	/s/ Mark Davis	By:	/s/ David Mowry
Name:	Mark Davis	Name:	David Mowry
Title:	Vice President	Title:	C.E.O